EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION TO APPLY TO TRANSFER

LISTING TO NASDAQ CAPITAL MARKET

Redwood City, CA. July 18, 2006 - Ampex Corporation (NASDAQ: AMPX) today announced that on July 14, 2006, the Company received a Nasdaq Staff Deficiency Letter indicating that the Company’s market value and total assets had fallen below minimum levels required for the continued listing of its Class A Common Shares on the Nasdaq Global Market based on Marketplace Rules 4450(b)(1)(A) and 4450(b)(1)(B). The Company believes that it currently satisfies the financial and other listing requirements of the Nasdaq Capital Market (formerly the Nasdaq SmallCap Market) and intends to apply to transfer its listing to this market over the next 30 days. The decision to approve the transfer of its listing will be based on the Nasdaq staff’s review of the Company’s application.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty revenues declining in future periods, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; possible decline in trading volume in the Company’s Common Stock should its listing be accepted on the Nasdaq Capital Market; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2005 Annual Report and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.